STANCELL SOCIAL FUND
                               MULTIPLE CLASS PLAN


This Multiple Class Plan ("Plan") is adopted by Stancell Social Fund (the "Fund"), a series of Advisors Series Trust (the "Trust"), a Delaware Trust, with respect to the classes of shares (individually a "Class" and together "Classes") of the series of the Trust (the "Trust") set forth in the exhibits hereto.

1.   Purpose

     This Plan is adopted pursuant to Rule 18f-3 under the Investment Trust Act of 1940, as amended, so as to allow the Trust to issue more than one Class of shares of any or all of the Funds in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.   Separate Arrangements/Class Differences

a) Designation of Classes: The Fund set forth in Exhibit A offer two or more Classes of shares as follows: Institutional Class Shares and Investor Class Shares.

b) Sales Load and Expenses: Institutional Class Shares are not subject to a sales load or a Rule 12b-1 fee. Investor Class Shares are subject to a Rule 12b-1 fee, but not a sales load fee.

c) Distribution of Shares: Institutional Class Shares and Investor Class Shares are sold primarily to individuals who purchase shares through broker-dealers and other financial intermediaries. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, and systematic withdrawal features are as described in the applicable Prospectus.

d) Minimum Investment Amounts: The minimum initial investment in the Investor Class Shares is $1,000 for regular accounts and $500 for retirement and other tax-deferred accounts, and the Institutional Class Shares requires a minimum investment of $500,000.

e) Voting Rights: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote in the aggregate and not by Fund or Class except (i) as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class, and (ii) only holders of Investor Class C Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such Class.

3.   Expense allocations

     The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by Investor Class Shares of the Fund, and constitute the only expenses allocated to one Class and not the other.

4.   Exchange Features

     Holders of either Share Class may exchange such shares for the other Share class.

5.   Effectiveness

     This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust's Board of Trustees; (ii) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.


                                    EXHIBIT A
                                     to the
                              ADVISORS SERIES TRUST
                               MULTIPLE CLASS PLAN


---------------------------------------------- -------------------------------
Fund Name:  Stancell Social Fund                     Minimum Investment
---------------------------------------------- -------------------------------
                                               Regular        Retirement or
                                               Accounts       Tax-Deferred
                                                              Accounts
---------------------------------------------- -------------- ----------------
Institutional Class                              $500,000        $500,000
---------------------------------------------- -------------- ----------------
Investor Class                                    $1,000           $500
---------------------------------------------- -------------- ----------------

     This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of Shares of the Stancell Social Fund, a series of Advisors Series Trust as set forth above.

         WITNESS the due execution hereof this ___ day of _______, 2002.



                                          ADVISORS SERIES TRUST

                                          By: ________________________________

                                          Title: _____________________________

                                          Date: ______________________________